SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2001

THE DOW CHEMICAL COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-3433 (Commission File Number)	38-1285128 (IRS Employer Identification No.)

2030 Dow Center, Midland, Michigan 48674
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:

(989) 636-1000

Not applicable
(Former name or former address, if changed since last report.)

Item 5. Other Events

The Dow Chemical Company issued a press release on September 21, 2001, the text of which is as follows:

Dow Adjusts Third Quarter Earnings Outlook

(MIDLAND, Mich., September 21, 2001) -- The Dow Chemical Company announced today that it no longer expects to meet its previously stated earnings estimate of $0.25 to $0.35 per share for the third quarter. In light of weak overall economic conditions, the company noted that its expectations for increased demand in September will not materialize, affecting third quarter results.

Dow will report its third quarter earnings results on October 25 and will host a live Webcast of its conference call with securities analysts at 10 a.m. EDT on www.dow.com.

Dow is a leading science and technology company that provides innovative chemical, plastic and agricultural products and services to many essential consumer markets. With annual sales of $30 billion, Dow serves customers in more than 170 countries and a wide range of markets that are vital to human progress, including food, transportation, health and medicine, personal and home care, and building and construction, among others. Committed to the principles of sustainable development, Dow and its approximately 50,000 employees seek to balance economic, environmental and social responsibilities.

The forward looking statements contained in this document involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as more fully discussed elsewhere and in filings with the U.S. Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 21, 2001             THE DOW CHEMICAL COMPANY

By: /S/ Frank H. Brod
Title: Vice President and
Controller